Exhibit 99.1

AIM ImmunoTech Appoints Robert Dickey, IV as Chief Financial Officer

Industry veteran and financial and strategic leader with deep capital markets and business development transactional expertise across life science and medical device companies

OCALA, FL (March 3, 2022) – AIM ImmunoTech Inc. (NYSE: American AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus, today announced the appointment of Robert Dickey IV, as its Chief Financial Officer. Effective April 4, 2022, Mr. Dickey will become CFO and Ellen Lintal, who has served as the Company’s Chief Financial Officer, will transition to serve as a finance and accounting consultant for AIM.

Mr. Dickey has more than 25 years of experience of C-suite financial leadership for life science and medical device companies, both private and public, ranging from preclinical development to commercial operations and across a variety of disease areas and medical technologies. Earlier in his career, Mr. Dickey spent 18 years in investment banking, primarily at Lehman Brothers, with a background split between mergers and acquisitions (“M&A”) and capital markets transactions.

“On behalf of the team at AIM and our board, I would like to thank Ellen for her many contributions as CFO,” stated Thomas Equels, Chief Executive Officer of AIM. “AIM is very well positioned for a transformational year and I am thrilled to strengthen our leadership team’s depth and breadth with the appointment of Rob as CFO. Over the course of his career, he has built a vast network within Wall Street and industry, and has demonstrated successful execution of financial, licensing, and M&A strategies, all of which we believe will prove to be invaluable to AIM. Rob’s successful track record and expertise is perfectly aligned with the vision we share for AIM. I look forward to working closely with Rob and executing on our plan as well as seizing opportunities to propel AIM into its next phase of growth.”

“With six ongoing oncology clinical trials with multiple data readouts expected over the next 6-12 months, AIM is entering a pivotal time for the Company and I look forward to leveraging the insight and perspective I’ve amassed over the course of my career to help capitalize on and create catalytic events to maximize value for all stakeholders,” added Mr. Dickey.

Mr. Dickey is experienced in all stages of the corporate lifecycle, including start-up and early fundraising, going public, high growth, turnarounds and exit strategies. Career fundraising highlights include raising over $100 million in private company financings, over $200 million for public companies and over $1 billion as an investment banker. His expertise includes public and private financings, M&A, partnering/licensing transactions, project management, overseeing company’s finance and accounting functions, and Chapter 11 reorganizations, as well as interactions with Boards, VCs, shareholders and Wall Street. Mr. Dickey currently serves as an advisor to life science companies through Foresite Advisors, LLC which integrates his decades of finance experience with advanced business insights. Prior to becoming an advisor, he served as full time CFO for Caladrius Biosciences, Tyme Technologies, StemCyte, Locus Pharmaceuticals and Protarga, Inc., among others. Mr. Dickey currently serves on the Board and Audit Committee Chair of Emmaus Life Sciences, a public company with an approved drug for sickle cell disease, on the Board of Angiogenex Inc. a public company out of Memorial Sloan Kettering, Chief Corporate Development Officer of BCI LifeSciences LLC., and part of the Leadership Team at Cell One Partners. Previously, he served on the Boards of Sanuthera and Protarga, which he sold to Daiichi Sankyo.

Mr. Dickey holds an AB from Princeton University and an MBA from The Wharton School, University of Pennsylvania.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

For more information, please visit www.aimimmuno.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com